EXHIBIT 10.7
Execution Version
AMENDMENT NO. 1
to
AGREEMENT AND PLAN OF MERGER
     This AMENDMENT NO. 1 (this “Amendment”) is made as of this 7th day of December, 2007, by and among (i) Boston Scientific Corporation, a Delaware corporation (the “Parent”), (ii) RMI Acquisition Corp., a California corporation and a wholly owned Subsidiary of Boston Scientific Scimed, Inc. (which is a wholly owned Subsidiary of Parent and formerly known as Scimed Life Systems, Inc.) (“Merger Sub”), (iii) REVA Medical, Inc., a California corporation (the “Company”), and (iv) Robert Stockman, Gordon Nye and Brian Dovey, acting in each case in his capacity as a member of the Stockholder Representative Committee. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Merger Agreement referred to below.
     WHEREAS, BSC, Merger Sub, the Company and the members of the Stockholder Representative Committee entered into that certain Agreement and Plan of Merger dated October 13, 2004 (the “Merger Agreement”);
     WHEREAS, this Amendment has been authorized by the Board of Directors of the Company in accordance with Section 10.12 of the Merger Agreement;
     WHEREAS, the Board of Directors of the Company has determined to submit this Amendment to the shareholders of the Company for their approval in accordance with California Law; and
     WHEREAS, each of such parties desires to modify certain provisions of the Merger Agreement to facilitate an equity financing currently contemplated by the Company;
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Amendment of Section 10.2. Section 10.2 of the Merger Agreement is hereby amended to include each of the following new definitions:
               “Clinical Milestone” shall be deemed to have been satisfied as of the date occurring ninety (90) days following the delivery by the Company to Parent of (i) all material information (including, but not limited to, all case report forms and all data concerning imaging, death, MI, ST and TLR) available to the Company relating to the one year follow-up of at least 200 implanted resorbable drug coated stents of the Company from a human clinical trial conducted in accordance with applicable laws and regulations (the “Implanted Stents”), (ii) all material information (including, but not limited to, core lab acute gain, late loss, and binary angiographic restenosis) relating to the 8-9 month angiographic follow-up of at least 100 of such Implanted Stents, and (iii) all material information relating to the 8-9 month IVUS of at least 40 of such Implanted Stents.
               “Effectiveness Time” shall be the moment in time immediately following the later of (a) approval by the stockholders of the Company of the execution and delivery of this Amendment by the Company and (b) the initial closing of a Qualified Equity Financing, provided, that such closing results in the Company actually receiving aggregate net cash proceeds (not subject to any contingencies) equal to no less than $10,000,000.
               “IVUS” shall mean intravascular ultrasound.
               “MI” shall mean acute myocardial infarction.
               “Qualified Equity Financing” shall mean the sale for cash of a new series of Company Preferred Stock on or after December 3, 2007 to a syndicate of investors led by a non-affiliated third party in a transaction which may include one or more closings pursuant to which the Company shall actually receive aggregate net proceeds (not subject to any contingencies) equal to no less than $25,000,000; provided, however, that the initial closing (or first closing) of a Qualified Equity Financing shall be deemed to have occurred at such time as the Company shall have received in an initial closing (whether or not any subsequent closings actually take place) not less than $10,000,000 pursuant to the terms and conditions set forth above.
               “Qualified IPO Financing” shall mean any initial public offering of Securities by the Company under a registration statement filed with the SEC covering the sale of such Securities, pursuant to which the Company shall actually receive aggregate net cash proceeds (not subject to any contingencies) equal to no less than $50,000,000.
               “Restoration Date” shall be September 30, 2008, unless the Company has received aggregate net cash proceeds (not subject to any contingencies) equal to no less than $25,000,000 in a Qualified Equity Financing prior to such date, in which event the Restoration Date shall be the third anniversary of the Effectiveness Time.
               “ST” shall mean stent thrombosis.
               “Suspension Period” shall mean the period beginning at the Effectiveness Time and ending on the earlier of the (x) Restoration Date, or (y) Termination Date.
               “Termination Date” shall be the date of the closing of any Qualified IPO Financing, provided, that such Qualified IPO financing closes on or before the Restoration Date.
               “TLR” shall mean target lesion revascularization.
     2. Amendment of Section 5.1. Effective as of the Effectiveness Time, Section 5.1 of the Merger Agreement is hereby amended by deleting in their entirety each of subsections (a), (c), (e) and (x) and by replacing such subsections with the new subsections (a), (c), (e) and (x) below:
     “(a) Charter Documents. Except in connection with a Qualified IPO Financing, cause or permit any amendments to its Restated Articles or bylaws to the extent it could reasonably be expected that such amendment would prevent the consummation of the Merger; provided, however, that, for purposes of this paragraph (a), any amendments made to the Company’s Restated Articles or bylaws in connection with a Qualified Equity Financing shall not be deemed amendments that would reasonably be expected to prevent the consummation of the Merger solely due to the closing of such Qualified Equity Financing resulting in the commencement of the Suspension Period;”
     “(c) [Intentionally Omitted]”
     “(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities, other than Securities which would, in the event of a Merger, convert into Merger Consideration pursuant to Section 2.1 hereof; provided, that the holders of any such Securities, whether issued in any Qualified Equity Financing or otherwise issued at any time during the Suspension Period, shall have executed and delivered an Instrument of Accession to the Stockholder Option Agreement with respect to any and all of such Securities.”
     “(x) Other Activities. Except for a Qualified IPO Financing, knowingly engage in any other activity which could reasonably be expected to materially impair the ability of Parent, the Merger Sub or the Company to consummate the Merger; provided, however, that, for purposes of this paragraph (x), the closing of a Qualified Equity Financing shall not be deemed an activity which could reasonably be expected to materially impair the ability of Parent, the Merger Sub or the Company to consummate the Merger solely due to such closing resulting in the commencement of the Suspension Period.”
     3. Amendment of Section 5.1. Section 5.1 of the Merger Agreement is hereby amended to include the following subsections (z) and (aa) as follows:
     “(z) Use of Proceeds from a Qualified Equity Financing. The Company shall commit and use no less than $25,000,000 of the proceeds of any Qualified Equity Financing to develop, conduct pre-clinical and clinical testing of and gain global regulatory approvals for a bioresorbable stent for use in the coronary arteries.”
     “(aa) Effect of Suspension Period. Notwithstanding anything to the contrary elsewhere in this Agreement or in the Related Agreements, at all times during the Suspension Period, (i) the Company shall not be bound by any of the restrictions or obligations contained in Sections 5.2, 5.3, 5.4, 6.3, 6.4, 6.7, 6.8, 6.9, 6.11, 6.12 (but solely to the extent that Section 6.12 would otherwise prohibit disclosures required by the Securities Act of 1933, as amended, to be included in a registration statement filed under such act in connection with such Qualified IPO Financing), 6.13 and subsections (b), (c), (d), (f) through (w) and (y) of this Section 5.1, and any action on the part of the Company in contravention of such provisions during the Suspension Period shall not be deemed a breach of the terms of this Agreement, and (ii) Parent’s rights under Section 1.1 shall be suspended, and Parent shall not be permitted to exercise its rights under such section during such period.”

     4. Amendment of Section 6.10. Effective as of the Effectiveness Time, Section 6.10 of the Merger Agreement is hereby amended to include subsection (c) as follows:
     “(c) Notwithstanding anything to the contrary elsewhere in the Agreement, in the event that, during the Option Period, the Parent has not delivered a Merger Election Notice to the Company on or before the later of the achievement by the Company of the Clinical Milestone or the third anniversary of the Effectiveness Time, the obligations of the Company under this Section 6.10 shall thereupon terminate.”
     5. Amendment of Section 8.1. Effective as of the Effectiveness Time, Section 8.1 of the Merger Agreement is hereby amended to include the following subsection (k) as follows:
          “(k) automatically, upon the closing of a Qualified IPO Financing prior to the Restoration Date.”
     6. Amendment of Section 10.4. Section 10.4 of the Merger Agreement is hereby amended by deleting Section 10.4 and by replacing it in its entirety with the following new section:
     “10.4 Entire Agreement; Assignment. This Agreement, together with Amendment No. 1 thereto, dated as of December 7, 2007, the Confidentiality Agreement and the Related Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that (a) Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent; provided, that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder, and (b) Parent may assign all of its rights and obligations hereunder to a person that acquires all of the capital stock, or substantially all of the assets, of Parent or of the division or business unit of Parent responsible for the business of the Company; provided, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.”
     7. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
          (a) the execution and delivery by the parties hereto of this Amendment;
          (b) approval by the shareholders of the Company of this Amendment and the transactions contemplated hereby in accordance with California Law by written consent of the holders of (i) more than 50% of the total outstanding shares of the Company Preferred Stock, voting together as a single class and on an as-converted basis and not as separate series, (ii) more than 50% of the total outstanding shares of Common Stock, and (iii) more than 50% of the outstanding Company Common Stock and Company Preferred Stock voting together as a single class.

     8. Restoration of Original Language upon the Restoration Date. Notwithstanding anything to the contrary herein, in the event that no Qualified IPO Financing has been closed prior to such date, from and after the Restoration Date, the amendments set forth in Sections 2, 4 and 5 hereof shall have no further effect, and the language originally included in the sections of the Agreement referenced in such sections shall be restored in its entirety, as though never amended.
     9. No Other Amendments. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect. The Merger Agreement and this Amendment shall be read and construed together as a single agreement and the term “Merger Agreement” shall henceforth be deemed a reference to the Merger Agreement as amended by this Amendment.
     10. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.
     11. Governing Law. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the State of California.
     12. Counterparts. This Amendment may be executed in two or more counterparts and the signatures delivered by facsimile, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument and delivered in person.
     13. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
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     In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives, as applicable, all as of the day and year written above.

Boston Scientific Corporation
By:	/s/ Jim Gilbert
	Name:	Jim Gilbert
	Title:	Executive Vice President and Group President, Cardiovascular

RMI Acquisition Corp.
By:	/s/ Vance Brown
	Name:	Vance Brown
	Title:	Asst Secretary

REVA Medical, Inc.
By:	/s/ Robert K. Schultz
	Name:	Robert K. Schultz
	Title:	President

Stockholder Representative Committee
/s/ Robert B. Stockman
Name: Robert B. Stockman

/s/ Brian Dovey
Name: Brian Dovey

/s/ Gordon Nye
Name: Gordon Nye

[Amendment 1 to Agreement and Plan of Merger]